Exhibit 10.22

RETENTION BONUS AND CHANGE IN CONTROL AGREEMENT

This Retention Bonus and Change in Control Agreement is entered into on January 26, 2023 by and between Sigma Additive Solutions, Inc. (formerly, Sigma Labs, Inc.), a Nevada corporation (the “Company”), and Jacob Brunsberg (the “Executive”), with reference to the following:

RECITALS

A. The Company believes that it is in the best interests of the Company to foster the continuous employment of key management personnel such as the Executive.

B. The Company and the Executive desire to enter into this Agreement to induce the Executive to continue his employment with the Company during the Retention Period (as defined below) and any period in which the Company may be engaged in negotiations regarding a Change in Control (as defined below) and during the two-year period following a Change in Control.

C. This Agreement is entered into in connection with and as part of the retention bonus plan and change in control plan adopted by the Board of Directors of the Company on July 1, 2022 (the “Effective Date”) and reported on Form 8-K filed by the Company with the Securities and Exchange Commission on July 8, 2022.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Company and the Executive hereby agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, each of the following terms defined in this Article 1 shall have its defined meaning wherever used in this Agreement.

1.1 Agreement. “Agreement” means this Retention Bonus and Change in Control Agreement, as it may be amended from time to time as provided herein.

1.2 Cause. “Cause” means (i) the Executive’s conviction of a felony that is injurious to the business of the Company, (ii) the Executive’s willful and continued failure to perform his Employment duties, (iii) the Executive’s willful misconduct that is injurious to the business of the Company, or (iv) the Executive’s willful violation of any material provision of any employment policy of the Company; provided, however, that the Executive’s inability to perform his or her duties because of a Disability shall not constitute a basis for the Company’s termination of the Executive’s Employment for Cause. Notwithstanding the foregoing, the Executive’s Employment shall not be subject to termination for Cause without (w) the Company’s delivery to the Executive of a notice of intention to terminate, such notice to describe the reasons for the proposed Employment termination and to be delivered to the Executive at least ten days prior to the actual termination date, (x) an opportunity for the Executive within the period prior to the proposed Employment termination to cure any such breach (if curable) giving rise to the proposed termination, and (y) an opportunity for the Executive, if he chooses, to be heard before the Board of Directors of the Company.

1.3 Change in Control. “Change in Control” means (i) a liquidation or dissolution of the Company; (ii) a merger or consolidation of the Company with or into another corporation or entity (other than a merger with a wholly owned subsidiary); (iii) a sale of all or substantially all of the assets of the Company; or (iv) a purchase or other acquisition of more than 50% of the outstanding stock of the Company by one person or by more than one person acting in concert.

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1.4 Code. “Code” means the Internal Revenue Code of 1986, as amended.

1.5 Continuous Service. “Continuous Service” means that the Participant’s service with the Company or an Affiliate, as an Employee, Consultant or Director, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company as an Employee, Consultant or Director, provided that there is no interruption or termination of the Participant’s Continuous Service; provided further that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. For example, a change in status from an Employee of the Company to solely a Director will not constitute an interruption of Continuous Service. The Committee or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence. The Committee or its delegate, in its sole discretion, may determine whether a Company transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a termination of Continuous Service for purposes of affected Awards, and such decision shall be final, conclusive, and binding.

1.6 Disability. “Disability” means a physical or mental disability of the Executive, as certified in a written statement from a licensed physician selected or approved by the Executive Committee, that results in the Executive being unable to perform his duties as an employee of the Company on a full-time basis (after reasonable accommodation by the Company) for (i) 120 consecutive days or (ii) 180 days (regardless of whether such days are consecutive) during any period of 365 consecutive days.

1.7 Employment. “Employment” means the Executive’s employment in any capacity with the Company.

1.8 Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.9 Good Reason. “Good Reason” means the occurrence after a Change in Control of any of the following actions by the Company, unless the Executive, in his discretion, consents thereto in writing or the action by the Company is reversed or abandoned within 30 days after the Company receives from the Executive written notice of the Executive’s objection to the action: (i) a reduction in the Executive’s annual base salary as in effect on the date immediately prior to the Change in Control or a failure to make any scheduled base salary payment within fifteen days after its due date, unless the Company’s Board of Directors determines in good faith that such base salary reduction is more than offset by the aggregate value of any new compensation plans or other Employment-related benefits that are provided to the Executive after the Change in Control; (ii) the Company’s requirement that the Executive perform his Employment duties at an office that is more than 25 miles from the Company’s office at which the Executive was principally employed on the date immediately prior to the Change in Control; (iii) a change or diminution in Executive’s employment duties that is materially inconsistent with the duties usually associated with the office of the Chief Financial Officer of a corporation; or (iv) a failure by the Company to continue for the benefit of the Executive any material compensation plan in which the Executive participated on the date immediately prior to the Change in Control, unless the discontinuation of such plan was outside the Company’s reasonable control or unless the Company discontinues such plan for all of its executive officers. Notwithstanding the foregoing, Good Reason for the Executive to terminate his Employment shall not exist by reason of any of the Company’s actions described in the preceding sentence if the action is preceded by a written notice from the Company of an intention to terminate the Executive’s Employment for Cause or because of the Executive’s Disability and is then followed by a termination of Employment for Cause or Disability.]

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1.10 Person. “Person” means any natural person, corporation, partnership, limited liability company or other association or entity.

1.11 SARs. “SARs” means stock appreciation rights under the Company’s 2020 Stock Appreciation Rights, as amended, with respect to 181,947 shares of common stock of the Company with an exercise price of $1.30 and which will vest, in full, on March 15, 2025 (subject to the Executive’s remaining in our Continuous Service through such date), unless earlier vested in connection with a Change in Control” of the Company as provided therein.

1.12 Securities Act. “Securities Act” means the Securities Act of 1933, as amended.

1.13 Retention Bonus. “Retention Bonus” means the SARs together with the cash bonus that the Company has granted and agreed to pay to the Executive pursuant to Article 2 upon the expiration of the Retention Period or the earlier occurrence of a Change in Control, as the case may be.

1.14 Retention Period. “Retention Period” means the period ending on the date of filing under the Exchange Act of the Company’s 2024 Annual Report on Form 10-K.

1.15 Severance Payment. “Severance Payment” means the severance compensation that the Company has agreed to pay to the Executive pursuant to Article 3 upon the termination of the Executive’s Employment by the Company Without Cause, or by the Executive for Good Reason, after a Change in Control.

1.16 Without Cause. “Without Cause” means the termination of the Executive’s Employment by the Company other than for Cause and other than by reason of the death or Disability of the Executive.

1.17 Other Definitions. Any term defined in any other section of this Agreement shall have its defined meaning wherever used in this Agreement.

ARTICLE 2

RETENTION BONUS

2.1 Right to a Retention Bonus. The Company previously granted the Executive the SARs. The Executive shall be entitled to receive the cash component of the Retention Bonus in the amount specified in Section 2.2 if, but only if:

(a) The Executive remains in the Continuous Service of the Company as of the expiration of the Retention Period or the earlier occurrence of a Change in Control.

2.2 Amount of the Retention Bonus. If the Executive becomes entitled thereto as provided in Section 2.1, the cash component of the Retention Bonus shall be $187,500 (i.e., 75% of the Executive’s base annual salary in effect on the Effective Date); provided, however, that in the event of a Change in Control prior to the expiration of the Retention Period the cash component of the Retention Bonus shall be a pro rata portion of $375,000 (i.e., 150% of the Executive’s base annual salary on the Effective Date), determined based on the ratio that the number of days between the Effective Date and the occurrence of the Change in Control bears to the number of days between the Effective Date and the expiration of the Retention Period.

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2.3 Payment of the Retention Bonus. The cash component of the Retention Bonus to which the Executive becomes entitled pursuant to Section 2.2 shall be paid within ten days following the expiration of the relevant Retention Period or upon a Change in Control, as applicable.

2.4 Withholding of Taxes. The Company may withhold from the cash component of the Retention Bonus all federal, state, local, FICA, Medicaid and similar taxes required by applicable law to be withheld by the Company. Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding, the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility.

ARTICLE 3

SEVERANCE PAYMENT

3.1 Right to a Severance Payment. In addition to the Retention Bonus to which the Executive is entitled under Section 2.1, the Executive shall be entitled to receive a Severance Payment in the amount specified in Section 3.3 if, but only if:

(a) A Change in Control occurs;

(b) The Executive is an employee of the Company immediately prior to the Change in Control; and

(c) (i) The Executive’s Employment is terminated Without Cause within two years after the Change of Control or (ii) the Executive terminates his Employment for Good Reason after the Change in Control and within 60 days after the occurrence of the fact or event that permitted the Executive to terminate his Employment for Good Reason.

3.2 Notice of Termination. Any purported termination of the Executive’s Employment after the occurrence of a Change in Control for Cause or Good Reason or because of the Executive’s Disability shall be communicated to the other party by written notice of termination. The notice (i) shall be given at least 15 days prior to the Employment termination date, (ii) shall specify the Employment termination date (which shall not be more than thirty days after the delivery of the notice), and (iii) shall set forth in reasonable detail the facts claimed to provide a basis for the Employment termination for the specified reason.

3.3 Amount of the Severance Payment.

(a) If the Executive becomes entitled to a Severance Payment under this Agreement, the amount of the Severance Payment shall equal the product of two times the Executive’s annual base salary that was in effect on the Effective Date; provided, however, that any base salary that is excluded from gross income for federal income tax purposes pursuant to Section 125 or 401(k) of the Code and any base salary that is deferred by the Executive pursuant to an employer-sponsored deferred compensation plan shall be included in the calculation of the Executive’s base salary for purposes of this Section 3.3(a).

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(b) The amount of the Severance Payment calculated under Section 3.3(a) above shall be reduced by the amount of base salary received between the date of the Change in Control and the Executive’s termination date, and all cash severance-type payments which the Executive receives pursuant to any other severance plan, agreement, policy or program of the Company or any of the Company’s subsidiaries. However, if the amount of the cash severance-type payments received under such other severance plan, agreement, policy or program is greater than the Severance Payment that is payable under this Agreement, the Executive shall be entitled to the amount payable under such other plan, agreement, policy or program in lieu of the Severance Payment under this Agreement. The payment to the Executive of the Retention Bonus or any amount under a stock option plan, stock incentive plan, shareholders’ agreement or similar agreement in consideration for the Executive’s equity ownership interest in the Company or any direct or indirect parent company shall not be construed as a “severance-type payment.”

3.4 Payment of the Severance Payment; Release Agreement.

(a) Subject to the following paragraphs of this Section 3.4, the Severance Payment to which the Executive is entitled pursuant to Section 3.3 shall be paid in a lump sum concurrently with the termination of Employment of the Executive as described in Section 3.1(c).

(b) As a condition to the receipt of the Severance Payment, the Executive must execute and deliver to the Company a general release provided by the Company, to be in form and substance reasonably satisfactory to the Company, that releases the Company and its respective owners, directors, officers, managers, employees, subsidiaries and agents from any and all claims that the Executive may have against such released Persons, whether known or unknown, absolute or contingent, other than (i) claims under this Agreement, (ii) claims under any other written agreement to which the Executive is a party, (iii) claims under written employee benefit plans, (iv) claims for accrued but unpaid salary, bonuses, vacation pay and expense reimbursement obligations, and (v) claims that may not be waived or released under applicable law.

3.5 Excise Tax Limitation. Notwithstanding anything to the contrary in this Agreement, if the Company determines in good faith that any portion of the Retention Bonus or Severance Payment to which the Executive is entitled would be subject to the excise tax imposed by Section 4999 of the Code, then the Retention Bonus or Severance Payment, as the case may be, shall be reduced by the Company to the minimum extent necessary to avoid any such excise tax. All determinations required to be made pursuant to the preceding sentence shall be made by the Board of Directors of the Company, which shall provide supporting calculations and documentation to the Executive promptly following his request therefor.

3.6 Withholding of Taxes. The Company may withhold from the Severance Payment and any other amounts payable under this Agreement all federal, state, local, FICA, Medicaid and similar taxes required by applicable law to be withheld by the Company. Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding, the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility.

3.7 No Mitigation Duty. The Executive shall have no duty to mitigate the amount of the Severance Payment by seeking other employment or by taking any other action, and the amount of the Severance Payment shall not be reduced by any income that the Executive receives from subsequent employment.

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3.8 No Right to Receive Base Salary, Bonuses, Benefits and Perquisites After an Employment Termination.

(a) Except as may otherwise be agreed to in writing between the Company and the Executive or as may be required by applicable law with respect to continued group health care coverage under COBRA, any obligation on the part of the Company to provide base salary, bonuses, life and health insurance coverage, other employee benefits, expense reimbursements and perquisites to the Executive shall terminate on the date of the termination of the Executive’s Employment, regardless of the reason that the Executive’s Employment terminated.

(b) Notwithstanding anything to the contrary in Section 3.9(a) or in any other provision of this Agreement, upon a termination of Employment for any reason (i) the Executive shall be entitled to receive any base salary that is accrued but unpaid as of the Employment termination date, (ii) to the extent provided by written Company policies or by applicable law, the Executive shall be entitled to receive any bonus or vacation pay that is accrued but unpaid as of the Employment termination date, (iii) the Executive shall be entitled to receive any compensation that he previously deferred in accordance with the terms of any written deferred compensation plan maintained by the Company, and (iv) the Executive shall remain entitled to be reimbursed for any business expenses that were properly incurred by him during the Executive’s Employment in accordance with Company policies.

3.9 No Payments or Benefits Prior to a Change in Control. Prior to the expiration of the Retention Period or an earlier Change in Control, the Executive shall not be entitled to receive any Retention Bonus, Severance Payment or other payments or benefits under this Agreement. Except as provided below in Section 3.14, the Executive shall not be entitled to receive any Retention Bonus, Severance Payment or other payments or benefits under this Agreement if his Employment is terminated for any reason prior to the expiration of the Retention Period or earlier Change in Control and if a Change in Control subsequently occurs.

3.10 No Death, Disability or Retirement Payments or Benefits Payable Under this Agreement. Except as provided in Section 2.1 with respect to a Retention Bonus and in Section 3.8(b) with respect to accrued but unpaid salary, vacation time, bonuses and other specified accrued items, this Agreement does not provide the Executive with a right to receive a Severance Payment or any other payments or benefits if his Employment terminates before the expiration of the Retention Period or before or after the occurrence of a Change in Control by reason of Disability, death, retirement or for any other reason except a termination described in Section 3.1(c).

3.11 Benefits Under Other Company Plans. Except as provided above in Section 3.3(b), the Severance Payment shall not reduce any amounts otherwise payable to the Executive under, or in any way diminish any of the Executive’s rights as an employee under, any written employee benefit, retirement or incentive plan or written employment agreement to which the Executive is now, or subsequently becomes, a party or a participant.

3.12 At Will Employment. Neither this Agreement nor the Retention Bonus or Severance Payment payable hereunder shall be deemed to limit, replace or otherwise affect the “at will” nature of the Executive’s Employment, and this Agreement shall not be construed as an employment contract. Nothing contained in this Agreement shall be construed as creating any minimum period of Employment. Except as specifically provided (i) in this Agreement, (ii) in any written employment agreement or other written agreement that the Executive may enter into with the Company, or (iii) in any written employee manual, policy or benefit plan that the Company has provided to the Executive, the Company shall have no obligation to make any compensation, severance or other payments to the Executive, or to provide any other benefits to the Executive, after the date of the termination of the Executive’s Employment for any reason. This Agreement does not provide a pension for the Executive, nor shall any payment hereunder be characterized as deferred compensation.

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3.13 Term of this Agreement. This Agreement shall commence on the Effective Date. If a Change in Control has not occurred, either the Company or the Executive may terminate this Agreement and all obligations of the parties hereunder upon the delivery of at least one year’s prior written notice to the other party; provided, however, that if a Change in Control occurs prior to the effective date of the termination notice described in the preceding sentence, this Agreement shall not terminate pursuant to such termination notice. Furthermore, this Agreement may be terminated after the occurrence of a Change in Control only by the written agreement of the Company and the Executive; provided, however, that the Executive shall be entitled to a Severance Payment hereunder only as provided in Section 3.1.

3.14 Termination of Employment in Anticipation of a Change of Control. Notwithstanding anything to the contrary in this Agreement, if the Executive’s Employment is terminated within 90 days prior to the occurrence of a Change in Control, the Executive shall be entitled to claim that his Employment was terminated (i) by the Company Without Cause or by the Executive for Good Reason and (ii) because of the anticipated Change in Control. The Executive shall have the burden of proving such claim. The Retention Bonus in the amount described in Section 2.1 and the Severance Payment described in Section 3.3 shall be owed to the Executive if, but only if, (i) the Company in its discretion agrees with the Executive’s claim or (ii) an arbitrator agrees with the Executive’s claim and awards the Executive the Retention Bonus or the Severance Payment in an arbitration proceeding. All other provisions of this Article 3 shall be applicable to any Retention Bonus and Severance Payment payments to which the Executive becomes entitled under this Section 3.14.

3.15 Confidential Information. After the termination for any reason of the Executive’s Employment, the Executive shall at no time, without the prior written consent of the Company or as may otherwise be required by a court of competent jurisdiction, (i) directly or indirectly divulge to any Person other than the Company or a Person designated in writing by the Company any confidential information or trade secrets regarding the Company or any of its subsidiaries or affiliated companies or (ii) directly or indirectly use any such confidential information or trade secrets for the Executive’s personal benefit or the benefit of any Person other than the Company and its subsidiaries and affiliates in the Executive’s performance of his employment duties.

ARTICLE 4

GENERAL PROVISIONS

4.1 Successors and Assigns. This Agreement shall be binding upon, and shall benefit, the personal representative, estate, beneficiaries (by will or by the laws of descent and distribution), and other successors and assigns of each party to this Agreement. However, this Agreement is personal to the Executive and may not be assigned by him other than by will or the laws of descent and distribution. The Company shall require any successor by purchase, merger or otherwise to all or substantially all the business and assets of the Company to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform such obligations if no such succession had taken place.

4.2 Expenses. Except as otherwise provided in Sections 4.12 and 4.13 of this Agreement, each party to this Agreement shall bear its own costs and expenses incurred in connection with this Agreement.

4.3 Notices. All notices and other communications required or permitted by this Agreement to be given by one party to another party shall be delivered in writing, by registered or certified United States mail (postage prepaid and return receipt requested) or by reputable overnight delivery service, to the Company or the Executive, as applicable, at the address that appears on the signature page of this Agreement (or to such other address that one party gives the other in the foregoing manner). Any such notice or other communication that is sent in the foregoing manner shall be deemed to have been delivered three days after deposit in the United States mail or one day after delivery to an overnight delivery service.

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4.4 Entire Agreement. This Agreement constitutes the entire agreement of the Company and the Executive relating to the subject matter of this Agreement and supersedes any and all other prior agreements and understandings (written or oral) relating to such subject matter.

4.5 Calculation of Time. Wherever in this Agreement a period of time is stated in a number of days, it shall be deemed to mean calendar days. However, when any period of time so stated would end upon a Saturday, Sunday, or legal holiday, such period shall be deemed to end upon the next day following that is not a Saturday, Sunday or legal holiday.

4.6 Further Assurances. Each party to this Agreement shall perform any further acts and execute and deliver any further documents that may be requested by another party and that are reasonably necessary to carry out the provisions of this Agreement.

4.7 Provisions Subject to Applicable Law. All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby.

4.8 Waiver of Rights. Neither party to this Agreement shall be deemed to have waived any right or remedy that it has under this Agreement unless this Agreement expressly provides a period of time within which such right or remedy must be exercised and such period has expired or unless such party has expressly waived the same in writing. The waiver by a party of a right or remedy hereunder shall not be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

4.9 Headings; Gender and Number. The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement. Where appropriate to the context of this Agreement, use of the singular shall be deemed also to refer to the plural, and use of the plural to the singular, and pronouns of one gender shall be deemed to comprehend either or both of the other genders. The terms “hereof,” “herein,” “hereby,” and variations thereof shall, whenever used in this Agreement, refer to this Agreement as a whole and not to any particular section hereof.

4.10 Amendment and Termination. This Agreement may be amended only pursuant to a writing executed by the Company and the Executive. This Agreement may be terminated only as provided above in Section 3.14 or pursuant to a writing executed by the Company and the Executive.

4.11 Counterparts. This Agreement may be executed in two counterparts, and by each party on a separate counterpart, each of which shall be deemed an original, but both of which taken together shall constitute but one and the same instrument. This Agreement may be executed by facsimile or other electronic signature.

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4.12 Representation of the Executive; Interpretation of This Agreement. The Executive acknowledges that he has had an adequate opportunity to review this Agreement with the Executive’s counsel, if any, prior to executing this Agreement. The terms of this Agreement have been negotiated by the Company and the Executive, and the language used herein was chosen by the parties to express their mutual intent. This Agreement shall be construed without regard to any presumption or rule requiring construction against the party causing the instrument to be drafted. The Executive further acknowledges that (i) TroyGould PC has served as counsel to the Company only (and not to the Executive) in connection with this Agreement, and (ii) neither the Company nor its agents or representatives has made any representations to the Executive regarding the tax consequences to him of any payments pursuant to this Agreement.

4.13 Arbitration. Any dispute or controversy arising under this Agreement relating to its interpretation or the breach hereof, including the arbitrability of any such dispute or controversy (each, a “Disputed Matter”), shall be determined and settled by arbitration in Santa Fe, New Mexico pursuant to the Rules of the American Arbitration Association in effect at the time the Disputed Matter arises. Any award rendered herein shall be final and binding on each and all of the parties, and judgment may be entered thereon in any court of competent jurisdiction. Notwithstanding the foregoing, the parties shall be entitled to seek injunctive relief in any court of competent jurisdiction.

4.14 Governing Laws. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Nevada without giving effect to conflict-of-law principles.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.

SIGMA ADDITIVE SOLUTIONS, INC.

By:	/s/ Frank Orzechowski
Frank Orzechowski
Chief Financial Officer

Address: 3900 Paseo Del Sol Santa Fe, New Mexico 87507

/s/ Jacob Brunsberg
Executive’s Signature

Jacob Brunsberg
Print Executive’s Name

Executive’s Address: